Exhibit 99.1

Where Food Comes From, Inc. Reports 2025 Third Quarter Financial Results

Third Quarter Highlights – 2025 vs. 2024

●	Verification and certification revenue: $5.6M vs. $5.5M
●	Product sales: $1.2M vs. $1.3M
●	Total revenue: $7.0M vs. $7.1M
●	Net income: $1.1M vs. $0.5M
●	Diluted EPS: $0.22 vs. $0.09
●	Stock buybacks: 60,721 shares

Nine Month Highlights – 2025 vs. 2024

●	Verification and certification revenue: $15.1M vs. $15.2M
●	Product sales: $2.9M vs. $2.9M
●	Total revenue: $18.9M vs. $19.1M
●	Net income: $1.7M vs. $1.2M
●	Diluted EPS: $0.34 vs. $0.21
●	Cash generated from operations: $2.3M vs. $2.8M
●	Cash & cash equivalents: $4.8M vs. $2.0M at 2024 year-end
●	Stock buybacks: 116,547 shares
●	Total buybacks since plan inception (including private purchases): 1,308,183 shares at purchase price of approximately $14.3 million

CASTLE ROCK, Colo., Nov. 13, 2025 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its third quarter and nine-month period ended September 30, 2025.

“Our revenue trends continue to reflect the impact of tariffs and cyclical herd size reductions that have sharply reduced certain beef verification activity,” said John Saunders, chairman and CEO. “On a positive note, those declines have been largely offset by steady growth in new customer wins and increased demand for other verification and certification services. We experienced solid growth in pork, dairy and egg verification activity in 2025. In addition, we are seeing good growth in non-GMO, Gluten Free, Organic and Upcycled certifications. This resilience underscores the strength of our business model and the diversity of our product portfolio, which has grown from a handful of beef centric offerings to more than 50 certification standards across multiple food groups.”

“Our business is also proving resilient in terms of profitability, with gross margins remaining relatively stable despite a challenging macro environment and persistent wage inflation. We attribute this stability to improved efficiencies and careful cost management across our business,” Saunders added. “Net income of $1.1 million in the third quarter included a $946,000 gain on the sale of our Progressive Beef interest in a move that frees up capital to reinvest in our business and continue share buybacks. Year-to-date we have repurchased more than 60,000 shares, raising total buybacks since 2019 to 1.3 million shares representing $14.3 million in value returned to stockholders.”

Third Quarter Results – 2025 vs. 2024

Total revenue in the third quarter ended September 30, 2025, decreased slightly to $7.0 million from $7.1 million.

●	Verification and certification services increased to $5.6 million from $5.5 million.
●	Product revenue decreased to $1.2 million from $1.3 million.
●	Professional services revenue of $257,000 vs. $292,000.

Gross profit was slightly lower at $2.7 million vs. $2.8 million, primarily reflecting increased compensation and insurance expense along with higher hardware costs.

Selling, general and administrative expense decreased slightly to $2.1 million from $2.2 million due to lower marketing and trade show expense that offset higher compensation costs in the period.

Net income, inclusive of a $946,000 gain on sale of assets, increased to $1.1 million, or $0.22 per diluted share, from $0.5 million, or $0.09 per diluted share, in the same quarter last year.

The Company bought back 60,721 shares of its common stock in the third quarter.

Nine Month Results – 2025 vs. 2024

Total revenue through nine months decreased slightly to $18.9 million from $19.1 million in the same period last year.

●	Verification and certification services was $15.1 million vs. $15.2 million.
●	Product revenue was flat at $2.9 million.
●	Professional services revenue was $0.9 million vs. $1.0 million.

Gross profit through nine months declined to $7.3 million from $7.8 million.

SG&A expense decreased to $6.1 million from $6.3 million.

Net income year-to-date, inclusive of a $946,000 gain on sale of assets, was $1.7 million, or $0.34 per diluted share, vs. net income of $1.2 million, or $0.21 per diluted share, in the same period last year.

The Company generated $2.3 million in cash from operations in the first nine months vs. $2.8 million in the same period last year.

Cash and cash equivalents more than doubled since 2024 year-end to $4.8 million from $2.0 million based on solid cash generation and the Progressive Beef sale.

Year-to-date stock buybacks totaled 116,547 shares.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13757051

Phone replay:

A telephone replay of the conference call will be available through November 27, 2025, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13757051

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, expectations to reinvest in the business and continue buying back stock, the sustainability of revenue and profit results, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2025 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, except per share amounts)	2025	2024	2025	2024
Revenues:
Verification and certification service revenue	$5,556	$5,486	$15,070	$15,172
Product sales	1,202	1,329	2,868	2,881
Professional services	257	292	912	1,031
Total revenues	7,015	7,107	18,850	19,084
Costs of revenues:
Costs of verification and certification services	3,348	3,288	9,025	8,831
Costs of products	781	841	1,826	1,744
Costs of professional services	200	204	658	748
Total costs of revenues	4,329	4,333	11,509	11,323
Gross profit	2,686	2,774	7,341	7,761
Selling, general and administrative expenses	2,111	2,166	6,075	6,309
Income from operations	575	608	1,266	1,452
Other income/(expense):
Dividend income	50	50	100	150
Interest income	7	15	16	29
Gain on sale of assets	946	1	946	1
Fair market value gain on digital assets	48	-	144	-
Loss on foreign currency exchange	-	-	(3)	(4)
Interest expense	-	(1)	(2)	(3)
Income before income taxes	1,626	673	2,467	1,625
Income tax expense	480	181	728	466
Net income	$1,146	$492	$1,739	$1,159

Per share - net income:
Basic	$0.22	$0.09	$0.34	$0.22
Diluted	$0.22	$0.09	$0.34	$0.21

Weighted average number of common shares outstanding:
Basic	5,284	5,342	5,124	5,398
Diluted	5,297	5,357	5,137	5,415

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
(Amounts in thousands, except per share amounts)	2025	2024
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$4,759	$2,012
Accounts receivable, net of allowance	2,370	1,826
Inventory	894	1,002
Prepaid expenses and other current assets	507	705
Total current assets	8,530	5,545
Property and equipment, net	688	737
Right-of-use assets, net	1,937	2,067
Equity investments	200	1,191
Intangible and other assets, net	1,516	1,810
Digital assets	798	654
Goodwill, net	2,946	2,946
Deferred tax assets, net	239	356
Total assets	$16,854	$15,306

Liabilities and Equity
Current liabilities:
Accounts payable	$739	$468
Accrued expenses and other current liabilities	1,398	611
Deferred revenue	2,028	1,748
Current portion of finance lease obligations	13	15
Current portion of operating lease obligations	362	337
Total current liabilities	4,540	3,179
Finance lease obligations, net of current portion	16	25
Operating lease obligation, net of current portion	1,999	2,169
Total liabilities	6,555	5,373

Commitments and contingencies

Equity:
Common stock	5	7
Additional paid-in-capital	-	11,381
Treasury stock	(969)	(13,462)
Retained earnings	11,263	12,007
Total equity	10,299	9,933
Total liabilities and stockholders’ equity	$16,854	$15,306